Exhibit 10.9
EMPLOYMENT AGREEMENT
     THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of this 5th day of February, 2007 by and between Greg Conley (“Executive”) and HFF, Inc., a Delaware Corporation (the “Company”).
WITNESSETH:
     WHEREAS, HFF Holdings LLC, a Delaware limited liability company (“HFF Holdings”) is party to that certain Sale and Merger Agreement, dated as of January 30, 2007, among HFF Holdings, the Company, and the other parties thereto (the “Sale and Merger Agreement”), pursuant to which the Company will acquire 100% of HFF Partnership Holdings LLC, a Delaware limited liability company (“Holdco”) (through its wholly-owned subsidiary, Holliday GP Corp. (the “General Partner”), which is the current general partner of Holliday Fenoglio Fowler, L.P., a Texas limited partnership (“HFF LP”)).
     WHEREAS, conditioned upon the closing of the transactions contemplated by the Sale and Merger Agreement (the “Closing”) and the effectiveness of a Registration Statement on Form S-1 registering the Company’s Class A common stock (the “Registration Statement”), the Company desires to continue the employ of Executive, and Executive desires to continue to be employed by the Company, under the terms specified in this Agreement.
     NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree as follows:
1. Employment. Provided that the Closing occurs and the Registration Statement becomes effective, the Company agrees, during the Term (as defined in Section 2 below), to employ Executive as an employee of the Company and Executive agrees to accept such employment, upon the terms and conditions hereinafter set forth.
2. Term. Subject to earlier expiration under Section 6 below, Executive’s employment by the Company hereunder shall be for a term commencing on the date that of the Closing (the “Effective Date”) and expiring on the close of business on the second anniversary of the Effective Date (the “Term”); provided that such Term is not extended in accordance with the next following sentence. The Term shall automatically be extended for an additional one year period on each anniversary of the Effective Date unless, not later than 120 days prior to any such anniversary, either party to this Agreement shall have given notice to the other that the Term shall not be extended or further extended beyond its then automatically extended term, if any. The effective date of the termination of Executive’s employment hereunder, regardless of the reason therefor, is referred to in this Agreement as the “Date of Termination.” Notwithstanding the foregoing, the provisions contained in Section 7 (Non-Disclosure), Section 8 (Non-Disparagement) and Section 9 (Enforcement; Remedies and Forfeitures) shall survive and continue after the Term.
3. Duties and Responsibilities.
          (a) Positions. During the Term, Executive shall serve as the Chief Financial Officer (the “CFO”) of the Company.

          (b) Duties and Responsibilities. Executive shall render service as the CFO primarily in the Company’s Houston, Texas office. Executive’s primary duties and obligations hereunder shall be as directed from time to time by the Chief Executive Officer of the Company (the “CEO”). In furtherance of the foregoing, during the Term, Executive shall devote substantially all of his business time to carrying out such duties.
          (c) Time Commitment. Executive’s employment by the Company shall be full-time and exclusive and, during the Term, Executive agrees that he shall (i) devote substantially all of his business time and attention, his best efforts, and all his skill and ability to promote the interests of the Company and its affiliates, and (ii) carry out his duties in a competent and professional manner. Notwithstanding the foregoing, subject to the terms of Section 3(b), Executive shall be permitted to (A) engage in charitable and civic activities, and (B) manage his personal passive investments which are (1) investments that are not similar or related to the kinds of investments entered into by Company or its affiliates, and (2) are fully disclosed to the CEO and are approved in writing by the CEO prior to such investment.
4. Compensation.
          (a) Salary. During the Term, as compensation for his services hereunder and in consideration of the obligations contained herein, during the Term the Company shall pay Executive, in accordance with its normal payroll practice an annual salary of $215,000 (the “Base Salary”). During the Term, the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”) in consultation with the CEO shall review the Base Salary annually and may, in the Compensation Committee’s sole discretion, increase (but not decrease) the Base Salary.
          (b) Cash Bonus. During the Term, Executive shall be eligible to receive an annual cash bonus of up to 50% of his Base Salary, as determined by the Compensation Committee (the “Bonus”), which shall be payable based upon Executive’s individual achievement of pre-determined financial or strategic performance goals established by the Company from time to time, in its sole and absolute discretion.
          (c) Long-Term Incentive Compensation. On the Effective Date, subject to the terms and conditions of the HFF, Inc. 2006 Omnibus Incentive Compensation Plan (the “Omnibus Plan”) and the applicable award agreement with Executive under the Omnibus Plan (the “Award Agreement”), the Company shall grant to Executive Restricted Stock Units (the “RSUs”) based upon the Company’s Class A common stock (“Common Stock”) with an aggregate fair market value on the date of grant of $300,000. Subject to the terms of the Omnibus Plan, the Award Agreement, and as otherwise provided herein, the RSUs granted hereunder shall vest as follows, provided that the Executive must be employed by the Company on the relevant vesting date: (i) 25% of the RSUs will vest on the second anniversary of the Effective Date, and (ii) an additional 25% of the RSUs will vest on each of the third, fourth and fifth anniversaries of the Effective Date. Shares of stock will be delivered to the Executive immediately following the applicable vesting date.

5. Expenses; Fringe Benefits.
          (a) Expense Reimbursement. During the Term, the Company agrees to reimburse Executive for all reasonable, ordinary, necessary and documented business expenses incurred in the performance of services hereunder in accordance with the policies of the Company as from time to time in effect. Executive, as a condition precedent to obtaining such payment or reimbursement, shall provide to the Company any and all statements, bills or receipts evidencing the travel or out-of-pocket expenses for which Executive seeks payment or reimbursement, and any other information or materials, as the Company may from time to time reasonably request.
          (b) Benefits. During the Term, Executive shall be provided with the welfare benefits and other fringe benefits to the same extent and on the same terms as those benefits are provided by the Company from time to time to the Company’s other similarly-situated employees. Executive shall be entitled to elect to participate in any of Company’s standard benefit plans according to their terms. These plans may be modified or terminated from time-to-time by Company in accordance with the terms thereof. The written plan documents shall govern any questions of eligibility, coverage, duration of coverage, or other details of the plans.
          (c) Club Membership. During the Term, the Company shall pay or reimburse the Executive for his club membership fees at the River Club.
6. Termination.
          (a) Termination. Executive’s employment may be terminated at any time and for any reason by the Company or Executive (including but not limited to death or Disability (as defined below)).
          (b) Termination for without Cause or by Executive with Good Reason. During the Term only, if Executive’s employment is terminated by the Company without Cause (as defined below) or by Executive with Good Reason (as defined below) (a “Qualifying Termination”), upon execution of a release of claims in favor the Company and other Company Entities (as defined below) in a form and manner acceptable to the Company, Executive shall receive: (i) all earned, unpaid Base Salary and Bonus earned with respect to a prior year; (ii) the benefits provided solely in accordance with the applicable terms of the Company’s employee benefit plans and programs, including, but not limited to, the Omnibus Plan (including the change in control provisions thereof, as applicable), except to the extent specifically provided otherwise in clauses (v) and (vi) of this Section 6(b); (iii) continuation of Executive’s Base Salary in accordance with the Company’s regular payroll schedule for a period of twelve months beginning on the Date of Termination (the “Severance Period”); (iv) continuation of group health plan benefits at the no cost to the Executive during the Severance Period; (v) 50% of the Executive’s unvested RSUs, if any, and 50% of unvested options awarded under Omnibus Plan (“Options”), if any, as of the date of the Qualifying Termination shall become vested on the date of the Qualifying Termination; and (vi) Executive shall have 90 days to exercise his vested Options, if any. Any unvested RSUs or Options are forfeited.
          (c) Termination for Any Other Reason. During the Term only, if Executive’s employment is terminated for any reason other than those specified in Section 6(b), including, but not limited to, a termination by the Company with Cause, by Executive without Good Reason, due to death or Disability, or expiration of the Term hereunder (whether or not at the election of the Company or the Executive), Executive shall only be entitled to receive: (i) all earned, unpaid Base Salary; (ii) the benefits provided solely in accordance with the applicable terms of the Company’s employee benefit plans and programs, including, but not limited to, the Omnibus Plan (including the change in control provisions thereof, as applicable), except to the extent specifically provided otherwise in clause (iii) of this Section 6(c); and, (iii)(A) in the event of a voluntary termination by the Executive without Good Reason, all vested Options must be exercised within 30 days of such termination, (B) in the event of a termination by the Company for Cause, all Options (whether or not vested) will immediately expire, and (C) in the event of a termination due to death or Disability, the Executive or his beneficiary, as applicable, must exercise all vested stock Options within 1 year of the date of such termination. Any unvested RSUs and Options will immediately expire.
          (d) Definitions.
               (i) For purposes of this Agreement, “Cause” shall mean, in each case as determined by the Compensation Committee in consultation with the CEO:
                    (A) gross misconduct or gross negligence in the performance of Executive’s duties as an employee of the Company;
                    (B) conviction or pleading nolo contendere to a felony or a crime involving moral turpitude;
                    (C) significant nonperformance or misperformance of Executive’s duties as an employee of the Company;
                    (D) material violation of policies and procedures established by the Company (including, but not limited to, material violations of policies concerning disclosure of confidential information, sexual harassment, and travel and entertainment reimbursement); or
                    (E) material violation of this Agreement.
Notwithstanding the foregoing, except with respect to (B), Cause shall exist only after the Company gives Executive written notice of the circumstances giving rise to Cause (“Cause Notice”) and an opportunity to remedy such circumstances that have given rise to Cause within thirty (30) days of such Cause Notice to the reasonable satisfaction of the Compensation Committee in consultation with the CEO.
               (ii) For purposes of this Agreement, “Disability” shall mean Executive’s inability to continue to render services to the Company by reason of a permanent physical or mental disability, as determined by a medical physician selected in good faith by Compensation Committee in consultation with the CEO.
               (iii) For purposes of this Agreement, “Good Reason” shall mean:
                    (A) a significant reduction in the duties, authorities of responsibilities of Executive;

                    (B) a reduction in Executive’s Base Salary without Executive’s consent;
                    (C) a reduction in Executive’s Target Bonus opportunity;
                    (D) a change in the location of Executive’s principal place of employment by more than twenty-five (25) miles from its location as of the Effective Date; or
                    (E) a material violation of this Agreement.
Notwithstanding the foregoing, except with respect to (D), Good Reason shall exist only after Executive gives the Company written notice of the circumstances giving rise to Good Reason (“Good Reason Notice”) within thirty (30) days of the occurrence of the circumstances giving rise to Good Reason and the Company has an opportunity to remedy such circumstances within thirty (30) days of such Good Reason to the reasonable satisfaction of Executive.
7. Non-Disclosure.
          (a) Executive acknowledges that, by reason of his employment with the Company, Executive has been and will be given access to, has developed and will develop, and has and will become informed of, confidential or proprietary information (whether or not in writing, and whether or not developed by Executive) concerning the Company’s and other Company Entities’ prior, current or contemplated businesses, products, services, plans and strategies, business relationships, employees, Clients (as defined below), Prospective Clients (as defined below), prospects and financial affairs, which is not generally known to the public or in the trade, is a competitive asset, constitutes trade secrets (as defined under applicable law) or the disclosure of which would reasonably be expected to result in a competitive disadvantage to the Company or any of the Company Entities (collectively “Confidential Information”). By way of illustration, but without limitation, Confidential Information includes: (i) corporate information, including plans, strategies, developments, policies, resolutions, negotiations or litigation; (ii) marketing information, including strategies, methods, planning data, customers, clients, prospects, mailing lists, customer and client lists, referral sources and information, vendor lists, suppliers, supplier lists, market analyses or projections, financial information, reports or forecasts; (iii) financial information, including cost and performance data, financial results and information about the business condition of the Company Entities, debt arrangement, equity or financing structure, investors and holdings, purchasing, sales data, and pricing or cost data and information; (iv) operational and technological information, including plans, manuals, forms, templates, intellectual property, inventions, software, software code, software-related documents, innovations, improvements, designs, research, developments, procedures, formulas, and product specifications; (v) personnel information, including personnel lists, reporting or organizational structure, personnel data, contact information, and compensation structure; and (vi) Client information, including contact information, Client confidential and investment or property related information, pricing data, operations and conditions (financial or otherwise), data, investment methods, strategies and preferences, need for and use of the Company’s or other Company Entities’ products or services, the fact they are doing or have done business with the Company or any of the Company Entities, the nature, extent and particulars of such business dealings, and such other information provided to the Company or other Company Entities by its

Clients under obligations of confidentiality. Notwithstanding anything herein to the contrary, “Confidential Information” shall not include (i) information that is or hereafter becomes generally available to the public (other than by reason of violation of this Agreement), (ii) the general skills and experience gained during Executive’s work with the Company or Company Entities which Executive could reasonably have been expected to acquire in similar work with another company, or (iii) contact information, lists (including but not limited to internal mailing lists) and other similar materials related to customers, clients, suppliers, or prospects that either (A) Executive acquired prior to employment by the Company or (B) Executive acquired or developed as a result of Executive’s own business generation efforts.
          (b) Executive shall at all times during and after his employment hold all such Confidential Information in trust and confidence for the Company and the other Company Entities and shall not, directly or indirectly, use or disclose any such Confidential Information except as necessary for use in the regular course of Executive’s duties for and business of the Company or the other Company Entities; provided that Executive shall have the right to disclose Confidential Information in response to a governmental inquiry, including a tax audit or a judicial subpoena.
          (c) Executive agrees that all written materials (including, but not limited to, correspondence, memoranda, manuals, notes and notebooks) and all computer software, computer files and data, models, mechanisms, devices, drawings or plans to which Executive may have access (whether or not written or prepared by Executive) constituting or containing Confidential Information (the “Company Materials”) shall be and remain the sole property of the Company, and Executive will use all reasonable precautions to assure that all such Company Materials are properly protected and kept from unauthorized persons, use or disclosure due to any action or inaction of Executive. Notwithstanding anything herein to the contrary, materials related to matters and information that was acquired or developed prior to commencing employment with the Company shall not be Company Materials and shall not constitute Confidential Information for any purpose hereunder. Executive further agrees to deliver the same, including all copies, promptly to the Company on the Date of Termination, or at any time that the Company may request. In the event Executive is uncertain whether any given material or information is, constitutes or contains Confidential Information, Executive agrees to consult the General Partner for resolution.
          (d) For purposes of this Agreement, “Client” shall mean any individual or business entity (a “Person”) with which the Company and/or the other Company Entities conduct business and “Prospective Clients” shall mean any Person with which the Company and/or the other Company Entities was or were in active business discussions or negotiations at any time during the six month period preceding the Termination Date.
8. Non-Disparagement.
          (a) Except as compelled by law, judicial process or governmental inquiry or audit, Executive agrees that he shall not disparage the Company or HFF Holdings, the General Partner, Holdco, HFF Securities, LP, a Delaware Limited Partnership, the Company and their affiliates and their related entities (the “Company Entities”). For purposes of this Section 8(a), the term “disparage” means knowingly making comments or statements to third parties, including the press, media or to any Client, Prospective Client or any other Person with whom the Company or any of the Company Entities has or, to the knowledge of Executive, is actively seeking a business or professional relationship, that would have a material adverse impact on the business or business reputation of the Company or any of the Company Entities, or, to the extent related to the business of the Company or any of the Company Entities, any employees, officers, principals, owners, partners, members, directors, agents, employees, consultants, contractors and/or trustees thereof.
          (b) Except as compelled by law, judicial process or governmental inquiry or audit, the Company and the Company Entities (and any employees, officers, principals, owners, partners, members, directors, agents, employees, consultants, contractors and/or trustees thereof) agree that each shall not disparage Executive. For purposes of this Section 8(b), the term “disparage” means knowingly making comments or statements to third parties, including the press, media or to any Client, Prospective Client or any other Person with whom Executive has or, to the knowledge of the Company or the applicable Company Entity, is seeking a business or professional relationship, that would have a material adverse impact on the business or business reputation of Executive.
9. Enforcement; Remedies and Forfeitures.
          (a) Executive acknowledges and agrees that his breach of this Agreement will result in immediate and irreparable harm to the Company Entities. Executive further acknowledges and agrees that the remedy at law available for any such breach would be inadequate and that damages flowing from such a breach may not readily be susceptible to being measured or ascertained in monetary terms. Accordingly, Executive acknowledges, consents and agrees that, in addition to any other rights or remedies which the Company Entities may have at law, in equity or under any agreement, the Company Entities, without proof of actual damage, will be entitled to immediate injunctive relief and may obtain a temporary or permanent injunction or order restraining any threatened or further breach.
          (b) Executive acknowledges and agrees that the provisions of this Agreement are necessary and reasonable to protect the Company Entities in the conduct of their business, their Client relationships, their goodwill, and Confidential Information.
          (c) Executive also acknowledges and agrees that his experience, background and skills are such that he is able to obtain employment on reasonable terms and conditions without violation of the restrictive covenants contained herein and that such restrictive covenants will not pose any undue hardship to Executive.
          (d) Executive and the Company expressly acknowledge and agree that the Company Entities are intended to be beneficiaries of the rights of the Company and the obligations of Executive hereunder and shall be entitled in its/their own name to bring actions at law or in equity to enforce the provisions of this Agreement.
10. Severability and Judicial Reformation/Partial Enforcement. Each term, provision, covenant and restriction in this Agreement is intended to be severable. If a court of competent jurisdiction shall determine that any term, provision, covenant or restriction of this Agreement is overbroad, unreasonable, invalid, void, unenforceable or against public policy, then, (i) if such term, provision, covenant or restriction is found to be overbroad, unreasonable, invalid, void, unenforceable or against public policy because of the duration, scope of activities restricted, or geographic scope set forth in this Agreement, or for any other reason, the parties hereto agree that the duration, scope of activities restricted, or geographical scope, as the case may be, or any other provision hereof, shall be reduced, reformed or modified (and enforced as so reduced, reformed or modified) so that such term, provision, covenant and restriction is enforceable and enforced to the maximum extent permitted by applicable law; and (ii) the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.
11. Enforceability. The failure of any party at any time to require performance by another party of any provision hereunder shall in no way affect the right of that party thereafter to enforce the same, nor shall it affect any other party’s right to enforce the same, or to enforce any of the other provisions in this Agreement; nor shall the waiver by any party of the breach of any provision hereof be taken or held to be a waiver of any subsequent breach of such provision or as a waiver of the provision itself.
12. Assignment. This Agreement shall not be assignable by Executive. This Agreement, and the rights of the Company and the other Company Entities hereunder, shall be freely assignable by the Company to any successor entity or other Person that acquires in any manner (including, but not limited to, by merger, acquisition, asset sale and/or public offering) all or substantially all of the business, assets, or interests of the Company or any other Company Entity; and shall survive and remain enforceable after any such transaction. Executive hereby expressly consents to any such assignment and acknowledges that no further consent by him to such assignment shall be necessary hereafter to effectuate such assignment. Executive further acknowledges that his obligations and covenants under this Agreement and the rights of the Company or any other Company Entity are for the benefit of, and protect the business interests of the Company and the other Company Entities, and their respective successors and assigns.
13. Modification. Except as otherwise expressly permitted herein, no change, modification, or waiver of any term or condition in this Agreement shall be valid or binding upon the Company or Executive unless such change, modification, or waiver is in writing, signed by the Company and Executive, or, in the case of a waiver, by the party waiving compliance, and specifically states that it modifies this Agreement.
14. Severability; Survival. In the event any provision or portion of this Agreement is determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall nevertheless be binding upon the parties with the same effect as though the invalid or unenforceable part had been severed and deleted or reformed to be enforceable. The respective rights and obligations of the parties hereunder shall survive the Term and the termination of Executive’s employment to the extent necessary to the intended preservation of such rights and obligations.

15. Notice. Any notice, request, instruction or other document to be given hereunder by any party hereto to another party shall be in writing and shall be deemed effective (a) upon personal delivery, if delivered by hand, or (b) three days after the date of deposit in the mails, postage prepaid if mailed by certified or registered mail, or (c) on the next business day, if sent by prepaid overnight courier service or facsimile transmission (if electronically confirmed), and in each case, addressed as follows:
If to Executive:
Greg Conley
c/o HFF, Inc.
One Oxford Centre
301 Grant Street, Suite 600
Pittsburgh, PA 15219
Fax: (412) 281-8714
If to the Company:
HFF, Inc.
One Oxford Centre
301 Grant Street, Suite 600
Pittsburgh, PA 15219
Attn.: Mr. John H. Pelusi, Jr.
Fax: (412) 281-8714
with a copy to:
Dechert LLP
30 Rockefeller Plaza
New York, New York 10112
Attn.: Stephen W. Skonieczny, Esq.
Fax: (212) 698-3524.
Any party may change the address to which notices are to be sent by giving notice of such change of address to the other party in the manner herein provided for giving notice.
16. Applicable Law. The interpretation and construction of this Agreement, and all matters relating hereto, shall be governed by the laws of the State of Delaware without reference to its conflict of laws provisions.
17. No Conflict. Executive represents and warrants that he is not subject to any agreement, instrument, order, judgment or decree of any kind, or any other restrictive agreement of any character, which would prevent him from entering into this Agreement or which would be breached by Executive upon his performance of his duties pursuant to this Agreement. Executive hereby indemnifies and holds harmless the Company, the Company Entities, and their respective officers, members, partners and employees against any and all claims, losses, costs, expenses and liabilities related to any matters in which Executive was involved in or which arise from any previous employment or other activity for which Executive was remunerated in any manner.
18. Entire Agreement. This Agreement represents the entire agreement between the Company and Executive with respect to the employment of Executive by the Company, and all prior agreements, plans and arrangements whether or not in writing relating to the employment of Executive by the Company are nullified and superseded hereby.
19. Arbitration.
          (a) The parties hereto agree that any dispute, controversy or claim arising out of, relating to, or in connection with this Agreement (including, but not limited to, any claim regarding or related to the interpretation, scope, effect, enforcement, termination, extension, breach, legality, remedies and other aspects of this Agreement or the conduct and communications of the parties regarding this Agreement and the subject matter of this Agreement) shall be settled by arbitration at the offices of the Company for binding arbitration in Pittsburgh, PA by a single arbitrator. The arbitrator may grant injunctions or other relief in such dispute or controversy. All awards of the arbitrator shall be binding and non-appealable. Judgment upon the award of the arbitrator may be entered in any court having jurisdiction. The arbitrator shall apply Delaware law to the merits of any dispute or claims, without reference to any rules of conflicts of law that might result in the application of any other state’s law. Notwithstanding the foregoing, no party to this Agreement shall be precluded from applying to a proper court for injunctive relief by reason of the prior or subsequent commencement of an arbitration proceeding as herein provided. The prevailing party in any arbitration shall be entitled to receive its reasonable attorneys’ fees and costs from the non-prevailing party as awarded by the arbitrator.
          (b) Executive has read and understands this Section 19 which discusses arbitration. Executive understands that by signing this Agreement, Executive agrees to submit any claims arising out of, relating to, or in connection with this Agreement, or the interpretation, validity, construction, performance, breach or termination thereof, or his employment or the termination thereof, to binding arbitration, and that this arbitration provision constitutes a waiver of Executive’s right to a jury trial and relates to the resolution of all disputes relating to all aspects of the employer/employee relationship, including but not limited to the following:
               (i) Any and all claims for wrongful discharge of employment, breach of contract, both express and implied; breach of the covenant of good faith and fair dealing, both express and implied; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; and defamation;
               (ii) Any and all claims for violation of any federal, state or municipal statute, including, without limitation, Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, as amended, the Equal Pay Act, as amended, Executive Retirement Income Security Act of 1974, as amended, the Age Discrimination in Employment Act of 1967, as amended, the Americans with Disabilities Act of 1990, as amended, the Family and Medical Leave Act of 1993, as amended, and the Fair Labor Standards Act, as amended; and
               (iii) Any and all claims arising out of any other federal, state or local laws or regulations relating to employment or employment discrimination.

20. Contingent Effectiveness of the Agreement. This Agreement will become effective on the Effective Date only upon the Closing and the effectiveness of the Registration Statement. If the Closing does not occur or the Registration Statement does not become effective, then this Agreement is void ab initio.
21. Headings. The headings contained in this Agreement are for reference purposes only, and shall not affect the meaning or interpretation of this Agreement.
22. Withholding. The Company may withhold from any amounts payable under this Agreement such federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.
23. Construction. Throughout this Agreement, unless the context clearly indicates otherwise, the masculine gender includes the feminine and the singular includes the plural.
[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

HFF, INC.

By:	/s/ John H. Pelusi, Jr.

Name:	John H. Pelusi, Jr.

Title:	Chief Executive Officer

EXECUTIVE

/s/ Greg Conley

Greg Conley